EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
NOVEMBER 3, 2015		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS THIRD QUARTER 2015 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.26 billion bank holding company with two bank subsidiaries, announced its financial results for the third quarter of 2015.  Premier realized net income of $3,325,000 (40 cents per diluted share) during the quarter ended September 30, 2015, a 5.5% increase from the $3,151,000 of net income reported for the third quarter of 2014.  The increase in income in the third quarter of 2015 is largely due to an increase in interest income, a decrease in interest expense and a decrease in the provision for loan losses, all of which more than offset an increase in net operating expenses.  On a diluted per share basis, Premier earned $0.40 during the third quarter of 2015 compared to $0.34 per share earned during the third quarter of 2014.  For the first nine months of 2015 Premier realized net income of $9,594,000 ($1.14 per diluted share) compared to $9,921,000 ($1.09 per diluted share) earned during the first nine months of 2014.

President and CEO Robert W. Walker commented, "Our quarterly net earnings performance compares favorably with the same quarter of the prior year as net income increased by 5.5% to $3,325,000 for the third quarter of 2015. However, the earnings per diluted share comparison is even more favorable, increasing by 17.6%, to $0.40 per share this quarter compared to $0.34 per share in the third quarter of 2014. In addition to the increase in net income, earnings per share in the third quarter of 2015 improved as a result of redeeming our outstanding Series A preferred shares in the latter months of 2014, which increases our net income available to common shareholders by eliminating the quarterly preferred stock dividend.  Also improving our reported earnings per diluted share this quarter is the May 2015 purchase of the common stock warrant issued to the U.S. Treasury as part of our participation in the TARP program in 2009.  A calculation of the impact of the warrant exercise was included in our reported earnings per diluted share in 2014.  By purchasing the warrant, we have removed the potential issuance of those common shares should the warrant have been exercised, thus improving our reported earnings per diluted share.  These were also some of the elements the board considered as it increased our quarterly dividend to common stockholders to $0.15 per share in September.  Lastly, we announced in early July an agreement to purchase First National Bankshares Corporation, a $261 million single bank holding company headquartered in Ronceverte, West Virginia.  We are working to obtain all required approvals to complete the merger.  If completed, the resulting merger will expand Premier's footprint into the Greenbrier Valley of West Virginia and into Covington, Virginia along Interstate 64 with six additional branch locations."

Net interest income for the quarter ended September 30, 2015 totaled $12.783 million, up $357,000, or 2.9%, from the $12.426 million of net interest income earned during the third quarter of 2014.  The increase in net interest income was largely due to a $450,000, or 3.7%, increase in interest income on loans and a $101,000, or 9.2%, decrease in interest expense. The increase in interest income on loans included approximately $671,000 of income recognized from deferred interest and discounts recognized on non-accrual loans that paid off during the third quarter of 2015.  Otherwise, interest income on loans decreased by $221,000, or 1.8%, largely due to a decrease in average yields realized on the loan portfolio although on a higher average balance of loans outstanding during the quarter.  Interest income on investments also decreased during the third quarter of 2015 when compared to the third quarter of 2014 by $197,000, or 13.8%, largely due to a decrease in the average balance of investments, offset somewhat by slightly higher average yields on the portfolio.

Interest expense decreased in total during the third quarter of 2015 by $101,000, or 9.2%, when compared to the third quarter of 2014. Interest expense on deposits decreased by $95,000, or 10.0%, during the third quarter of 2015 when compared to the same period of 2014. Interest expense on repurchase agreements and other short-term borrowings remained relatively unchanged, while interest expense on other borrowings decreased by $7,000, or 5.0%, in the third quarter of 2015 compared to the third quarter of 2014, largely due to a decrease in the average amount of borrowings outstanding.

During the quarter ended September 30, 2015, Premier recorded a $309,000 provision for loan losses compared to a $536,000 provision for loan losses recorded during the third quarter of 2014.  The provision for loan losses recorded in the third quarter of 2015 was largely in response to identified increases in the estimated credit risk in the loan portfolio related to loans collectively evaluated for impairment, along with a slight increase in specific reserves allocated to impaired loans during the quarter.  The $536,000 provision for loan losses recorded in the third quarter of 2014 was largely due to an increase in specific reserves allocated to impaired loans during the third quarter of 2014.  Specific reserves on impaired loans increased from $1,159,000 to $1,528,000 during the third quarter of 2014.  The $369,000 increase in specific reserves on impaired loans during the third quarter of 2014 was amplified by an increase in the allowance for loan losses related to growth in the loan portfolio in 2014.  The level of provision expense is determined under Premier's internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio, as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs increased by $852,000 in the third quarter of 2015 when compared to the same quarter of 2014, largely due to the completion of the foreclosure on a previously identified impaired loan. Recoveries on previously charged-off loans decreased by $93,000 in the third quarter of 2015 when compared to the same quarter of 2014. Partially the result of the foreclosure above, non-accrual loans have decreased by $7,435,000, or 58.5%, since year-end 2014 while other real estate owned has increased by $1,466,000, or 12.0%, during the same time frame. Also, since year-end 2014, accruing loans 90+ days past due have increased by $4,036,000.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended September 30, 2015 totaled $7.284 million compared to $6.998 million in the third quarter of 2014.   The $286,000 increase in net overhead when compared to the third quarter of 2014 is largely due to a $219,000 increase in expenses and writedowns of Other Real Estate Owned ("OREO") in 2015 and reduced net overhead in the third quarter of 2014 resulting from the reimbursement of $275,000 expensed for legal matters earlier in 2014.  Other increases in net overhead costs include a $47,000 increase in occupancy and equipment expenses, a $25,000 increase in outside data processing costs, and a $62,000 increase in collection expenses.  These increases were partially offset by a $251,000, or 5.7%, decrease in staff costs, a $68,000 decrease in taxes not based upon income, a $15,000 decrease in FDIC insurance costs, a $15,000 decrease in the amortization expense of intangible assets, and a $45,000 decrease in other operating costs.  Also contributing to the increase in net overhead costs in the third quarter of 2015 was a $28,000, or 1.5%, decrease in non-interest income as a $24,000, or 2.6%, increase in service charges on deposit accounts and a $23,000, or 3.6%, increase in electronic banking income were more than offset by a $35,000, or 48% decrease in secondary market mortgage income and a $40,000 decrease in other sources of non-interest income.  Also adding to non-interest income in the third quarter of 2014 was $28,000 realized upon the sale of investment securities.

Total assets as of September 30, 2015 were up $10.4 million, or 0.8%, from the $1.253 billion of total assets at year-end 2014. The increase in total assets since year-end is largely due to a $36.5 million, or 48.4%, increase in liquid assets such as cash and due from banks, interest bearing bank balances and federal funds sold partially offset by a $24.6 million, or 2.8%, decrease in total loans outstanding and a $1.1 million, or 0.5%, decrease in investment securities.  The increase in total assets was matched by a $9.1 million, or 0.8%, increase in total liabilities and a $1.3 million, or 0.9%, increase in stockholders' equity.  The increase in total liabilities was largely due to a $16.7 million, or 6.6%, increase in non-interest bearing deposits, a $9.3 million, or 5.1%, increase in interest bearing transaction deposits and a $5.0 million, or 31.8%, increase in repurchase agreements. These increases in funding sources were partially offset by a $20.6 million, or 5.7%, decrease in certificate of deposit balances and a $1.9 million, or 0.7%, decrease in savings deposits.  Stockholders' equity of $147.1 million, equaled 11.6% of total assets at September 30, 2015, which compares to stockholders' equity of $145.8 million, or 11.6% of total assets, at December 31, 2014.  The increase in stockholders' equity was largely due to a $6.3 million increase in retained earnings, as the $9.6 million of net income earned during the first nine months of 2015 was reduced by approximately $3.3 million, or $0.41 per share, in cash dividends declared and paid to stockholders during those nine months.  The increase in retained earnings is substantially offset by the May 2015 purchase of the outstanding common stock warrant issued to the U.S. Treasury under the TARP program for approximately $5.7 million.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ended September 30, 2015

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Nine Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2015	2014	2015	2014
Interest Income	13,782	13,526	39,750	39,360
Interest Expense	999	1,100	3,080	3,251
Net Interest Income	12,783	12,426	36,670	36,109
Provision for Loan Losses	309	536	232	147
Net Interest Income after Provision	12,474	11,890	36,438	35,962
Non-Interest Income	1,802	1,858	5,269	5,022
Non-Interest Expenses	9,086	8,828	26,807	25,571
Income Before Taxes	5,190	4,920	14,900	15,413
Income Taxes	1,865	1,769	5,306	5,492
NET INCOME	3,325	3,151	9,594	9,921
Preferred Stock Dividends and Accretion	-	(205)	-	(535)
Net Income Available to Common Shareholders	3,325	2,946	9,594	9,386

EARNINGS PER SHARE	0.41	0.36	1.18	1.16
DILUTED EARNINGS PER SHARE	0.40	0.34	1.14	1.09
DIVIDENDS PER SHARE	0.15	0.12	0.41	0.36

Charge-offs	1,250	398	1,732	1,321
Recoveries	72	165	978	327
Net charge-offs (recoveries)	1,178	233	754	994

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	September 30	December 31
	2015	2014
ASSETS
Cash and Due From Banks	33,073	35,147
Interest Bearing Bank Balances	74,585	35,251
Federal Funds Sold	4,193	4,986
Securities Available for Sale	228,610	229,750
Loans (net)	845,237	869,364
Other Real Estate Owned	13,674	12,208
Other Assets	27,686	29,289
Goodwill and Other Intangible Assets	36,186	36,829
TOTAL ASSETS	1,263,244	1,252,824

LIABILITIES & EQUITY
Deposits	1,078,752	1,075,243
Fed Funds/Repurchase Agreements	20,532	15,580
Other Borrowings	11,999	11,722
Other Liabilities	4,899	4,497
TOTAL LIABILITIES	1,116,182	1,107,042
Common Stockholders' Equity	147,062	145,782
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	1,263,244	1,252,824

TOTAL BOOK VALUE PER COMMON SHARE	18.01	17.90
Tangible Book Value per Common Share	13.57	13.38

Non-Accrual Loans	5,277	12,712
Loans 90 Days Past Due and Still Accruing	5,302	1,266